SUB-ITEM 77K:  Changes in registrant’s certifying accountant

On January 25, 2016, Broadview Funds Trust (the “Trust”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for Broadview Opportunity Fund (the “Fund”), a series of the Trust. The Trust engaged Cohen Fund Audit Services Ltd. (“Cohen”) as the new independent registered public accounting firm for the Fund as of February 20, 2016 for the Fund’s fiscal year ending September 30, 2016.  The Trust’s Board of Trustees (the “Board”) and Audit Committee of the Board participated in and approved the decision to change the independent registered public accounting firm for the Fund.

The reports of PwC on the Fund’s financial statements as of and for the two most recent fiscal years ended September 30, 2015 and 2014 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s two most recent fiscal years ended September 30, 2015 and 2014 and during the period from the end of the most recent fiscal year through January 25, 2016:  (i) there were no disagreements between the Trust and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the Fund’s two most recent fiscal years ended September 30, 2015 and 2014 and during the period from the end of the most recent fiscal year through January 25, 2016, neither the Trust nor the Fund nor anyone on their behalf consulted with Cohen regarding any of the matters described in S-K 304(a)(2)(i) or S-K 304(a)(2)(ii).

In accordance with Item 304(a)(3) of Regulation S-K of the SEC, the Trust provided PwC with a copy of the foregoing disclosures and requested that PwC furnish it with a letter addressed to the SEC stating whether or not PwC agrees with the above statements. A copy of such letter, dated May 26, 2016, is filed as Exhibit 77Q1(f) to this Semi-Annual Report on Form N-SAR.